Exhibit 2.1

AGREEMENT

AND

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) entered into as of the 9th day of January, 2007, by and between PLACER SIERRA BANCSHARES (“Company”), a California corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo incorporated under the laws of the State of California (“Merger Co.”) will merge with and into Company (the “Merger”) pursuant to an agreement and plan of merger (the “Merger Agreement”) in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company, of no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share (“Wells Fargo Common Stock”); and

WHEREAS, as a condition and an inducement to Wells Fargo’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of Company have executed and delivered an agreement with Wells Fargo pursuant to which, among other things, such shareholders have agreed to vote all shares of Company Common Stock owned by them in favor of the Merger; and

WHEREAS, subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merger Co. with and into the Company, with the Company being the corporation surviving such Merger and it is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the respective boards of directors of each of Wells Fargo and the Company deem it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for in this Agreement.

NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant, and agree as follows:

1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, Merger Co. will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which Merger each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (“Trust Account Shares”), and any shares of Company Common Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted (“DPC Shares”)) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock equal to (i) if the Wells Fargo Measurement Price is equal to or less than $32.5783, then .8595 shares of Wells Fargo Common Stock for each share of Company Common Stock, (ii) if the Wells Fargo Measurement Price is greater than $32.5783 but less than $39.8179, the quotient determined by dividing $28.00 by the Wells Fargo Measurement Price (such quotient to be rounded to the nearest ten-thousandth), and (iii) if the Wells Fargo Measurement Price is greater to or equal to $39.8179, then .7032 shares of Wells Fargo Common Stock for each share of Company Common Stock (in each case subject to adjustment pursuant to paragraphs 1(c) or 9(a)) (the “Merger Exchange Ratio”). The “Wells Fargo Measurement Price” is defined as the volume weighted average of the daily volume weighted average price of a share of Wells Fargo Common Stock on the New York Stock Exchange (“NYSE”) only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the fifth trading day immediately prior to the “Closing Date” (as defined in paragraph 1(f) below) (the “Condition Date”), rounded to the nearest ten-thousandth.

(b) Conversion of Company Options. At the Effective Time of the Merger, each option (granted by Company or, in the case of stock options of acquired entities, assumed by Company) to purchase shares of Company Common Stock under any stock option plan (collectively, the “Company Stock Option Plans”) which is outstanding and unexercised immediately prior to the Effective Date of the Merger (each, a “Company Stock Option”), shall cease to represent a right to acquire shares of the Company Common Stock, such Stock Options and Company Stock Option Plans shall be assumed by Wells Fargo and such Company Stock Options shall be converted automatically into an option to purchase shares of Wells Fargo Common Stock (each, a “Substitute Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans immediately prior to the Effective Time).

(i) The number of shares of Wells Fargo Common Stock to be subject to the Substitute Option shall be the product (rounded down to the nearest share) of (A) the number of shares of Company Common Stock subject to the Company Stock Option by (B) the Merger Exchange Ratio; and

(ii) The exercise price per share of Wells Fargo Common Stock under the Substitute Option shall be equal to the result (rounded down to the nearest cent) of dividing (A) the exercise price per share of Company Common Stock under the Company Stock Option by (B) the Merger Exchange Ratio.

The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a “Common Stock Adjustment”), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

(d) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Wells Fargo Measurement Price.

(e) Treasury Shares. At the Effective Time, all shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by the Company or by Wells Fargo, other than Trust Account Shares or DPC Shares, shall be canceled and shall cease to exist, and no capital stock of Wells Fargo or other consideration shall be delivered in exchange therefor.

(f) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and officers’ certificates prescribed by Section 1103 of the California General Corporation Law (“CGCL”) shall be filed with the Secretary of State of the State of California within five (5) business days following the first business day occurring after the satisfaction or waiver of all conditions precedent set forth in paragraphs 6 and 7 of this Agreement and after expiration of the period for determining which shares of Company Common Stock are eligible to be “Perfected Dissenting Shares” as provided in paragraph 1302 of the CGCL or on such other date as may be agreed to by the parties (the “Closing Date”), provided that the Closing Date shall not occur on the last business day of a calendar month. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of all final regulatory approvals of the Merger and the expiration of all required statutory waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the “Time of Filing.” The day on which such filing is made and accepted is herein referred to as the “Effective Date of the Merger.” The “Effective Time of the Merger” shall be 11:59 p.m., Central time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement. “Perfected Dissenting Shares” shall mean shares of Company Common Stock for which all requisite actions to be treated as dissenting shares pursuant to Section 1300 of the CGCL have been taken.

The closing of the transactions contemplated by this Agreement and the Merger Agreement (the “Closing”) shall take place on the Closing Date at the offices of Wells Fargo’s Law Department in San Francisco, California.

(g) Reservation of Right to Revise Structure. At Wells Fargo’s election, the Merger may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (ii) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (iii) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company’s shareholders in the Merger or under such alternative structure (the “Merger Consideration”), (B) adversely affect the tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in paragraph 6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

(h) Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock who shall be entitled to be paid the “fair market value” of such holder’s Perfected Dissenting Shares, as provided in Section 1300 of the CGCL, shall only be entitled to receive such payment provided for in Section 1300 of the CGCL unless and until such holder shall have failed to perfect or withdraw or lost such holder’s rights under Section 1300 of the CGCL.

2. Representations and Warranties of Company. Except as set forth in a confidential disclosure schedule delivered by the Company to Wells Fargo in conjunction with the execution of this Agreement, which identifies exceptions by specific paragraph references (provided that any information set forth in any one section of the Company disclosure schedule shall be deemed to apply to each other applicable paragraph or subsection thereof if its relevance to the information called for in such paragraph or subsection is reasonably apparent), Company represents and warrants to Wells Fargo as follows:

(a) Organization and Authority. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority would not have a Material Adverse Effect. Company is registered as a bank holding company with the Federal Reserve Board (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has furnished Wells Fargo true and correct copies of its and the Company Subsidiaries’ (as defined in paragraph 2(b)) articles of incorporation and bylaws, as amended and in effect on the date of this Agreement, and provided access to all minutes of meetings and actions of its and the Company’s subsidiaries’ respective boards and committees for the period beginning January 1, 2004 and ending as of the date hereof.

(b) Company’s Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company’s subsidiaries as of the date hereof (individually a “Company Subsidiary” and collectively the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock. All of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or state bank duly incorporated, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(c) Capitalization. Except as set forth in Schedule 2(c), the authorized capital stock of Company consists of 100,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), of which, as of the close of business on September 30, 2006, 22,375,896 shares of Company Common Stock were outstanding and no shares were held in the treasury, and no shares of Preferred Stock were outstanding. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto were exercised is 23,944,501. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Schedule 2(c) sets forth a detailed listing of the Company Stock Option Plans, together with the number of shares of Company Common Stock issuable, and the exercise prices payable for each outstanding option or warrant exercisable under each such plan. The Company has previously provided to Wells Fargo the vesting schedule as of December 31, 2006 for each of the Company Stock Options. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, plans, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Company has provided Wells Fargo with a list of all Company Stock Options outstanding under the Company Stock Option Plans as of the date hereof and all warrants (“Warrants”) issued pursuant to that certain warrant agreement dated as of April 17, 2002 between Southwest Community Bancorp and U.S. Stock Transfer Corporation, as assumed by Company as of June 9, 2006 (“Warrant Agreement”), the holders of all Company Stock Options, the exercise price thereof, and the number and date of grant of Company Stock Options held by such optionee as of the date hereof and the holders, number, and exercise price of all Warrants as of December 22, 2006. The Company has reserved shares of Company Common Stock in an amount sufficient to be issued upon exercise of all Company

Stock Options and Warrants. All Warrants not exercised on or prior to April 30, 2007 expire on that date. Except as set forth in Schedule 2(c), since September 30, 2006, no shares of Company capital stock have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and except as set forth in Schedule 2(c), since September 30, 2006, no dividends or other distributions have been declared, set aside, made, or paid to the shareholders of Company. All shares of Company Common Stock and Company Stock Options have been issued in compliance with all applicable federal and state securities laws and all Warrants have been issued and assumed by Company as described on Schedule 2(c).

(d) Authorization.

(i) Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, and assuming this Agreement constitutes a valid and binding obligation of Wells Fargo, this Agreement is, and the Merger Agreement will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to equitable principles generally.

(ii) Except as set forth on Schedule 2(d), neither the execution, delivery, and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its Articles of Incorporation or Bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation, or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

(iii) Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), other federal and state banking laws, and filings required to effect the Merger under California law (and listed on Schedule 2(d)(iii)), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement. To the Company’s best knowledge, there is no fact, event or condition applicable to the Company or any Company Subsidiary which will, or reasonably could be expected to, adversely affect the likelihood of obtaining, or inordinately delay the receipt of, the requisite authorizations, approvals, exemptions or consents to consummate the transactions contemplated by this Agreement and the Merger Agreement.

(iv) The Board of Directors of Company by resolutions duly adopted at a meeting thereof duly called and initially held on December 21, 2006 and reconvened on January 8, 2007, by the affirmative vote of the Company Board of Directors required to do so pursuant to the Company’s articles of incorporation and bylaws and the applicable provisions of the CGCL (A) declared this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (B) approved and adopted this Agreement and the Merger Agreement by the unanimous vote of the members of the Company Board of Directors, and (C) resolved to recommend that the shareholders of the Company vote for the approval of the Agreement (the “Company Board Approval”). A true and correct copy of such Company Board Approval, certified by the Company’s corporate secretary, has been furnished to Wells Fargo and none of such resolutions has been rescinded, amended, or revoked, in whole or in part, and are in full force and effect.

(e) Company Financial Statements. The consolidated balance sheets of Company and Company’s Subsidiaries as of December 31, 2004 and 2005 and related consolidated statements of income, shareholders’ equity, and cash flows for the two (2) years ended December 31, 2005, together with the notes thereto, audited by Perry-Smith, LLP and included in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Company 10-K”) as filed with the Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of Company and Company’s Subsidiaries as of September 30, 2006 and the related unaudited consolidated statements of income, shareholders’ equity, and cash flows for the nine (9) months then ended included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 as filed with the SEC (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments), the consolidated financial position of Company and Company’s Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company’s Subsidiaries for the periods stated therein.

(f) Reports. Except as set forth on Schedule 2(f), since the date the Company became obligated to file reports under the Exchange Act, with respect to the SEC, and since December 31, 2000 otherwise, Company and each Company Subsidiary, as applicable, has timely filed all reports, registrations, and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, and other forms, statements, or reports and, in the case of forms, reports, and documents containing financial statements, were accompanied by the certifications required to be filed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the “FDIC”), (iv) the California Department of Financial Institutions (“DFI”), and (v) any applicable state securities or other banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the DFI and applicable state securities or banking authorities, as the case may be, and all Company Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and all other Company Reports were true and accurate in all material respects.

(g) Properties and Leases. Except as may be reflected in the Company Financial Statements or on Schedule 2(g) and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and material personal property reflected in Company’s consolidated balance sheet as of December 31, 2005 included in the Company’s 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company’s and each Company Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes.

(i) Except as set forth on Schedule 2(h), each of Company and the Company Subsidiaries has filed all federal, state, and, to Company’s knowledge, county, local and foreign tax returns, including information returns, required to be filed by it, and paid for all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent.

(ii) Except as set forth on Schedule 2(h), the federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 2002, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending, and no waiver with respect to any such statute of limitations is in effect.

(iii) Except as set forth on Schedule 2(h), (A) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor, to Company’s knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (B) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied.

(iv) Except as set forth on Schedule 2(h), each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. Except as set forth on Schedule 2(h), the consolidated balance sheet as of December 31, 2005, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

(v) During the five (5) year period ending on the date hereof, neither Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(vi) Except as set forth in Schedule 2(h), neither Company, the Company Subsidiaries, nor any person on their behalf has (A) requested any extension of time within which to file any tax return, which tax return has since not been filed, (B) granted any waiver or extension for the assessment or collection of taxes, or (C) granted to any person (or entity) any power of attorney that is currently in force with respect to any tax matter.

(vii) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries has participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4.

(viii) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries are a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which they will have any obligation to make any payments of taxes after the Closing Date.

(ix) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries is subject to any ruling of any governmental authority that would be binding on Company, the Company Subsidiaries, or Wells Fargo for any taxable period (or portion thereof) ending after the Closing Date.

(i) Absence of Certain Changes. Except as set forth on Schedule 2(i), since September 30, 2006, there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a Material Adverse Effect.

(j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

(ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(iii) any labor contract or agreement with any labor union;

(iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(v) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(vi) any real property lease, any sale-leaseback arrangement and any other lease with annual rental payments aggregating $50,000 or more;

(vii) any agreement or commitment with respect to the Community Reinvestment Act (“CRA”) with any state or federal bank regulatory authority or any other party;

(viii) any current or past agreement, contract or understanding with any current director, officer, or employee, and, to Company’s knowledge, any current or former consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity (other than indemnification agreements and obligations arising from previous acquisitions made by the Company or Company Subsidiaries), copies of which have been provided to Wells Fargo or otherwise described on Schedule 2(j)(viii) and all of which are listed on Schedule 2(j)(viii);

(ix) any agreement or contract providing for (A) a term in excess of one (1) year, (B) termination fees, liquidated damages or penalties in excess of $50,000 payable upon termination before the end of the term, or (C) automatic renewal within one (1) year from the date of this Agreement; or

(x) to Company’s knowledge, any current agreement by Company or any Company Subsidiary in Company’s possession arising from previous acquisitions by Company or Company Subsidiaries to indemnify, defend, or hold harmless any current or former director, officer, or employee, true and correct copies of which have been provided to Wells Fargo.

(k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 2005 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. Except as disclosed in Schedule 2(k), there is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have a Material Adverse Effect.

(l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five (5) calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. A list of the current insurance policies and coverages maintained by Company and its Subsidiaries is attached as Schedule 2(l).

(m) Compliance with Laws; Controls.

(i) Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted (collectively, the “Company Permits”), except for failures to hold such Company Permits as would not have a Material Adverse Effect. All such Company Permits are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation (including, but not limited to Sarbanes-Oxley and the USA PATRIOT Act of 2001). Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court in any material respect. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a Material Adverse Effect.

(ii) The records, systems, controls, data, and information of Company and the Company Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system internal accounting controls described in the following sentence. As and to the extent described in the Company Reports filed with the SEC prior to the date hereof, Company and the Company Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, and Company has not received notice from the SEC questioning the accuracy or completeness of any certifications required by Sarbanes-Oxley to be included in any Company Report filed with the SEC. Company (A) has designed disclosure controls and procedures(as defined in Rule 13a-15(e) of the Exchange Act, or caused such disclosure controls and procedures to be designed and implemented under its supervision, to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the management of Company by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Company’s auditors and the audit committee of Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Company’s ability to record, process, summarize, and report financial data and have identified for Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Company has made available to Wells Fargo a summary of any such disclosure made by management to Company’s auditors and audit committee since January 1, 2005.

(iii) Company’s wholly owned California-chartered state bank subsidiary, Placer Sierra Bank (“Bank”), has received a “satisfactory” rating in its last CRA examination.

(n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could have a Material Adverse Effect. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any “associate” (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary, disclosure of which is required to be made in the Company Reports or pursuant to applicable Nasdaq regulations.

Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company’s or such Company Subsidiary’s Board of Directors.

(p) Company Benefit Plans.

(i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the “Plans”). For purposes of this paragraph 2(p) and Schedule 2(p)(i), “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the term “Plan” or “Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

(ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

(iv) Except as disclosed on Schedule 2(p)(iv), (A) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (B) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (C) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (D) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (E) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) Except as disclosed on Schedule 2(p)(v), (A) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (B) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (C) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 404, 419, 419A of the Code or otherwise); and (D) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

(vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

(vii) Except as disclosed in Schedule 2(p)(vii), no Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any “reportable events” as that term is defined in Section 4043 of ERISA, with respect to any Plan subject to Title IV of ERISA, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

(viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, whether or not such payment under (A), (B), or (C) would constitute a parachute payment under the meaning of Code Section 280G.

(ix) Except as disclosed in Schedule 2(p)(ix) or for which any liability of Company has previously been fully accrued for in Company’s Financial Statements,

neither Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, or which would accelerate or provide any rights or other rights or benefits separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law), or (B) any amount that will not be deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law).

(q) Proxy Statement, Etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock and Preferred Stock pursuant to the provisions of the Merger Agreement (the “Registration Statement”), (ii) the proxy statement included in the Registration Statement to be mailed to Company’s shareholders in connection with the meeting to be called to consider the Merger (the “Proxy Statement”), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Wells Fargo that is contained in the Registration Statement, the Proxy Statement or any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement.

(r) Registration Obligations. Except for the Registration Rights Agreement with California Community Financial Institutions Fund Limited Partnership (“Fund”) or as described on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act. All shares acquired by the Fund from the Company have been sold by the Fund pursuant to a registration statement on Form S-3, or, based on information provided by the Fund to the Company, distributed to the partners of the Fund without consideration. By virtue of the combined holding periods of shares by the Fund and its distributes, all such shares may be transferred without restriction pursuant to Rule 144 of the Securities Act.

(s) Brokers and Finders. Except for RBC Capital Markets (“Financial Advisor”), neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(t) Fiduciary Activities. Except as set forth on Schedule 2(t), Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to have a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(u) No Defaults. Except as set forth on Schedule 2(u), neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a Material Adverse Effect. To the best of Company’s knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

(v) Environmental Liability. Except as disclosed in Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or to the best of Company’s knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a Material Adverse Effect upon Company and Company’s Subsidiaries taken as a whole; except as disclosed in Schedule 2(v), to the best of Company’s knowledge, there is no reasonable basis for any such proceeding, claim or action; except as disclosed in Schedule 2(v), and to the best of Company’s knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

(w) Patents, Trademarks and Trade Names. Schedule 2(w) sets forth, to the Company’s best knowledge, a correct and complete list of (i) all material patents, trademarks, trade names and registered copyrights owned by Company or any Company Subsidiary

(“Proprietary Intellectual Property”) and (ii) all material patents, trademarks, trade names, copyrights, technology and processes used by Company and the Company Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party, excluding computer software purchased with a shrink-wrap license (the “Licensed Intellectual Property,” and together with the Proprietary Intellectual Property herein referred to as the “Intellectual Property”). Company and each Company Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property. No claims are pending or, to the best knowledge of the Company and each Subsidiary, threatened against Company or any Company Subsidiary by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property. To the best knowledge of the Company, the current use by Company and each Company Subsidiary of the Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect. There are no pending claims or charges brought by Company or any Company Subsidiary against any person with respect to the use of any Intellectual Property or the enforcement of any of Company’s or any Company Subsidiary’s rights relating to the Intellectual Property. Except as set forth in Schedule 2(w), Company has not signed a confidentiality agreement with, executed an agreement with, or, to the Company’s knowledge, entered into negotiations with, A2D, LP (or any other person) relating to any license for interactive voice response system technology owned by Ronald A. Katz Technology Licensing.

(x) Takeover Laws. No California takeover statute will preclude consummation of this Agreement, the Merger Agreement, the Merger, or the other transactions contemplated hereby or thereby.

(y) Investment Advisor Subsidiaries. Except as disclosed in Schedule 2(y), Company does not have any Subsidiaries which are providing investment management, investment advisory, or subadvisory services to third parties.

(z) Required Shareholder Approval. The affirmative vote of a majority of the outstanding shares of Company Common Stock is sufficient to approve the Merger, this Agreement, and the Merger Agreement and the transactions contemplated thereby pursuant to the CGCL and pursuant to the articles of incorporation and bylaws of Company.

(aa) Opinion of Financial Advisor. The Company has received from the Company Financial Advisor its opinion, dated January 8, 2007 (the “Company Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Company Fairness Opinion, the Merger Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

(bb) Derivatives; Etc. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arranges of contracts (“Derivative Contracts”), whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations, and regulatory policies, and (ii) with counterparties reasonably believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company of the Company Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the best of the Company’s knowledge, any other party thereto, is in breach of any of its obligations under any such Derivative Contract. The Company’s Reports filed with the SEC disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since September 30, 2006, there has not been a material change in such value.

3. Representations and Warranties of Wells Fargo. Except as set forth in a confidential disclosure schedule delivered by Wells Fargo to the Company in conjunction with the execution of this Agreement, which identifies exceptions by specific paragraph references (provided that any information set forth in any one section of the Wells Fargo disclosure schedule shall be deemed to apply to each other applicable paragraph or subsection thereof if its relevance to the information called for in such paragraph or subsection is reasonably apparent), Wells Fargo represents and warrants to Company as follows:

(a) Organization and Authority. Wells Fargo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. Wells Fargo has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

(b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 2005, of Wells Fargo’s Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a “Wells Fargo Subsidiary” and collectively the “Wells Fargo Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. § 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to be so qualified or to have such power and authority would not have a Material Adverse Effect.

(c) Wells Fargo Capitalization. As of September 30, 2006, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 2006, no shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 130 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 1,863 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 6,094 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 18,542 shares of 2000 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 27,003 shares of 2001 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 37,774 shares of 2002 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 49,843 shares of 2003 ESOP Cumulative Convertible Preferred, $1,000 stated value, 71,280 shares of 2004 ESOP Cumulative Preferred, $1,000 stated value, 89,984 shares of 2005 ESOP Cumulative Preferred, $1,000 stated value, and 162,493 shares of 2006 ESOP Cumulative Preferred, $1,000 stated value; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 2006, no shares were outstanding; and (iii) 6,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on September 30, 2006, 3,372,704,414 shares were outstanding and 100,057,636 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable. As described in Schedule 3(c) and Wells Fargo’s Form 10-Q for the quarter ended September 30, 2006, Wells Fargo may repurchase shares of Wells Fargo Common Stock from time to time.

(d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the shareholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, and assuming this Agreement constitutes a valid and binding obligation of Company, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting credits’ rights and to equitable principles generally.

Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under California law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

(e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo’s subsidiaries as of December 31, 2004 and 2005 and related supplemental consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the three (3) years ended December 31, 2005, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 2006 and the related unaudited consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the nine (9) months then ended included in Wells Fargo’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC (collectively, the “Wells Fargo Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

(f) Reports. Since December 31, 2000, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, and other forms, statements or reports and, in the case of forms, reports, and documents containing financial statements, were accompanied by the certifications required to be filed by Sarbanes-Oxley, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller, and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Wells Fargo Reports.” As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and all Wells Fargo Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and all other Wells Fargo Reports were true and accurate in all material respects.

(g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo’s consolidated balance sheet as of December 31, 2005 included in Wells Fargo’s Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo’s and each Wells Fargo Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo’s knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

(i) Absence of Certain Changes. Since September 30, 2006, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a Material Adverse Effect.

(j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of September 30, 2006 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any labor contract or agreement with any labor union;

(ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect.

(l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five (5) calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

(m) Compliance with Laws; Controls.

(i) Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation (including, but not limited to Sarbanes-Oxley and the USA PATRIOT Act of 2001). Neither Wells Fargo nor any Wells Fargo Subsidiary is in material default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

(ii) The records, systems, controls, data, and information of Wells Fargo and each Wells Fargo Subsidiary are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Wells Fargo or each Wells Fargo Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system internal accounting controls described in the following sentence. As and to the extent described in the Wells Fargo Reports filed with the SEC prior to the date hereof, Wells Fargo and the Wells Fargo Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, and Wells Fargo has not received notice from the SEC questioning the accuracy or completeness of any certifications required by Sarbanes-Oxley to be included in any Wells Fargo Report filed with the SEC. Wells Fargo (A) has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act, or caused such disclosure controls and procedures to be designed and implemented under its supervision) to ensure that material information relating to Wells Fargo, including its consolidated subsidiaries, is made known to the management of Wells Fargo by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Wells Fargo’s auditors and the audit committee of Wells Fargo’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Wells Fargo’s ability to record, process, summarize, and report financial data and have identified for Wells Fargo’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Wells Fargo’s internal controls.

(n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could have a Material Adverse Effect. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Wells Fargo Benefit Plans.

(i) For purposes of this paragraph 3(o), the term “Wells Fargo Plan” or “Wells Fargo Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

(ii) No Wells Fargo Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

(iv) Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

(vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

(vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

(p) Registration Statement, Etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

(q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo’s knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

(s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo’s knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo’s knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

(t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of California, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.’s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

(u) Ownership of Company Common Stock. Neither Wells Fargo nor, to Wells Fargo’s knowledge, any of its Subsidiaries owns beneficially or of record, directly or indirectly, in excess of five percent (5%) or is party to any Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

(a) Affirmative Covenants. Except as otherwise contemplated or required by this Agreement or as consented to by Wells Fargo from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written concurrence of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt, as evidenced by confirmed facsimile, of the request by the representative designated in writing by Wells Fargo), (A) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (other than SBA loans which are less than $500,000) and non-residential consumer-purpose loans which are for less than $1,000,000), would be in excess of $1,000,000 or (B) make any extensions of credit aggregating in excess of $1,000,000 to a person or entity that is not a borrower as of the date hereof or that has not been a borrower within twelve (12) months prior to the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; use its best efforts to maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a Material Adverse Effect; and permit Wells Fargo and its representatives (including KPMG LLP) to examine, in accordance with law, its and its subsidiaries’ books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

(b) Negative Covenants. Except as otherwise contemplated or required by this Agreement and other than executive and employee incentive and bonus programs to be adopted for 2007 that are comparable to the programs maintained by the Company for 2006 or as disclosed on Schedule 4(b), from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo: amend or otherwise change its articles of incorporation or association or bylaws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities (except as required under existing Plans and outstanding Company Stock Options and Warrants and except as contemplated by paragraph 4(o)); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof or which are in existence as of the date hereof and automatically renew pursuant to their terms; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; enter into any Derivative Contracts; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) Company may declare and pay dividends on Company Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Company between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.60 per share of Company Common Stock; provided, however, that the shareholders of Company shall be entitled to a dividend as determined by Company after consultation with Wells Fargo on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (ii) any dividend declared by a Company Subsidiary’s Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; make, change, or revoke any tax election, settle, or compromise (or enter into a settlement or compromise of) any tax claim or liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes or prepare or file any tax return (or any amendment thereof) unless such tax return shall have been prepared in a manner consistent with past practice; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business and except that Company may sell to its officers certain automobiles owned by Company Subsidiaries for use by such officers at the appraised fair market value thereof, subject to applicable banking regulations.

(c) Shareholder Meeting. Promptly after receipt of the approval by the FRB under the BHC Act, the Board of Directors of Company will duly call, and will cause to be held not later than thirty (30) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the CGCL and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the opinion of its outside legal counsel and financial advisor), that to do so would breach or reasonably be expected to constitute a breach of its fiduciary obligations under applicable law (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor of approval of this Agreement, the Merger Agreement.

(d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Perry-Smith, LLP to use such opinion in such Registration Statement.

(e) Approvals. Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

(f) Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company’s outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers and, without limiting the foregoing, shall be treated as provided in the letter agreement dated December 18, 2006 between Wells Fargo and Company. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain.

(h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary (except with respect to purchases of Company Common Stock in satisfaction of the exercise price of the Company Stock Options), (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary (“Acquisition Proposal”), provided that if the Company is not otherwise in violation of this paragraph 4(h), the Company Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (A) the Company Board of Directors, after having consulted with and considered the advice of its outside counsel and financial advisor, has determined in good faith that the failure to provide such information or to engage in such negotiations or discussions would constitute a breach or reasonably be expected to constitute of breach of its directors’ fiduciary duties under the CGCL, and (B) the Company has entered into with such person a confidentiality agreement on substantially the same terms as the confidentiality provisions in effect between the Company and Wells Fargo. The Company also agrees immediately to cease and cause to be terminated any activities, discussions, or negotiations conducted prior to the date of this Agreement with any parties other than Wells Fargo with respect to any of the foregoing. The Company shall promptly (but in any event within twenty-four (24) hours) advise Wells Fargo following the receipt by it of any Acquisition Proposal and the substance thereof (including, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of this Agreement, the identity of the party making such Acquisition Proposal), and advise Wells Fargo on a current basis of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any such Acquisition Proposal,

(i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(j) Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and, subject to any necessary consent of participants or other third parties, all non-qualified benefit and deferred compensation plans as of the Effective Date of the Merger to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter on termination for each of the terminated Plans that is subject to the qualification requirements of paragraph 401(a) of the Code prior to the Effective Date of the Merger.

(k) Affiliate Letters. Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an “affiliate” of Company within the meaning of such term as used in Rule 145 under the Securities Act.

(l) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company’s accounting practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of Company’s business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement, provided, however, that Company shall not be required to take such actions more than three (3) business days prior to the Closing Date or prior to the time Wells Fargo agrees that all of the conditions to its obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing Date) and no such adjustment shall (A) require any prior filing with any governmental agency or regulatory authority or (B) violate any law, rule, or regulation applicable to Company; provided that in any event no accrual or reserve made by Company pursuant to this paragraph 4(l) shall constitute or deemed to be a breach, violation of, or failure to satisfy any representation, warranty, covenant, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred.

(m) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (which assessments must include the results of tests for indoor air quality). Oral reports of such environmental assessments shall be delivered to Wells Fargo as soon as practicable but in no event later than eight (8) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property and other than facilities constructed within five (5) years prior to the date hereof) and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of execution of this Agreement.

(n) Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Such boundary surveys shall show the existence and location of all structures, easements and encroachments.

(o) Company Stock Option Plans.

(i) Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to any options, awards and stock appreciation rights exercised under the Company Stock Option Plan prior to the Effective Time of the Merger, and shall comply with all payroll reporting requirements with respect thereto. All outstanding Company Stock Options that remain unexercised at the Effective Time of the Merger shall be converted into Substitute Options pursuant to paragraph 1(b) hereof as of the Effective Time of the Merger.

(ii) The Company shall give all holders of Company Stock Options timely notice of the Merger in accordance with the provisions of the Company Stock Option Plan. In accordance with the terms of the Company Stock Option Plan, each outstanding Company Stock Option shall become immediately exercisable, whether or not vested under the terms of the Company Stock Option Plan. Each holder of a Company Stock Option will then have the right to exercise such Company Stock Option for Company Common Stock, and, upon effectiveness of the Merger, receive the consideration set forth in paragraph 1(a).

(p) Section 16 Reporting Requirements. The Board of Directors of Company shall, prior to the Effective Time of the Merger, take all such actions as may be necessary or appropriate pursuant to Exchange Act Rule 16b-3(e) to exempt (i) the conversion of Company Common Stock and Company Stock Options into Wells Fargo Common Stock and options to purchase Wells Fargo Common Stock, as the case may be, and (ii) the acquisition of Wells Fargo Common Stock or options to purchase Wells Fargo Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall provide to counsel for Wells Fargo copies of the resolutions to be adopted by the Board of Directors of Company to implement the foregoing.

(q) Subsidiary Information. Promptly after the date of this Agreement, Company shall provide Wells Fargo with the following information concerning each of the Company Subsidiaries:

(i) Legal name, physical street address, city, county, state (country), zip code;

(ii) Formation date;

(iii) Primary regulator that supervises each functionally regulated entity;

(iv) Legal name of direct equity holder and physical location (city/state/country);

(v) Percent of equity to be transferred to Wells Fargo; and

(vi) The applicable regulatory and activity code (as defined by the applicable instructions for the Federal Reserve Board’s Form FRY-10).

(r) Accounting Methods. Except as disclosed in any Company Report filed prior to the date of this Agreement, Company shall not change its methods of accounting in effect at September 30, 2006, except as required by changes in generally accepted accounting principles or otherwise required by law, with concurrence by Company’s independent auditors.

(s) Warrants. In the event the Closing shall occur prior to April 30, 2007, the Company shall mail by first class mail, postage prepaid, to each holder of a Warrant, at least ten (10) days prior to the first date on which the Warrants shall become exercisable as a result of the Merger, notice of the Merger setting forth the first and last date on which the holder may exercise outstanding Warrants in accordance with the terms of the Warrants and a description of the terms of the Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the date prescribed for pursuant to the Warrants and take all other actions required to permit exercise of the Warrants and to effect the termination of the Warrants not so exercised by the prescribed date as a result of the Merger, all in accordance with the terms of the Warrants and the Warrant Agreement.

(t) Takeover Laws. The Company shall take any action that would cause the transactions contemplated by this Agreement and the Merger Agreement to be subject to requirements imposed by any takeover law and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Merger Agreement from, or if necessary challenge the validity or application of, any applicable takeover law, as now or hereafter in effect.

(u) No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions contemplated hereby do not and will not result in the grant of any securities or obligations convertible into or exercisable or exchangeable for or giving any person any right to subscribe for, redeem, or acquire any securities of Company or any of its Subsidiaries to any person (i) under the Company articles of incorporation or bylaws, or (ii) under any contract to which the Company or any of its Subsidiaries is a party.

(v) Corporate Documentation. Company shall have delivered the following to Wells Fargo no later than the Closing:

(i) with respect to Company and each of the Company Subsidiaries:

(A) Certified copies of the articles of incorporation and copies of the bylaws of Company and the Company Subsidiaries;

(B) Certificates of Good Standing, issued by the Secretary of State of the jurisdiction of incorporation of such entity within ten (10) business days of the Closing;

(C) Stock certificates for all of the issued and outstanding capital stock of each direct and indirect Company Subsidiary; and

(D) Minute books for Company and each Company Subsidiary.

(E) Such other corporate documentation (including evidence of actions required to be taken under this Agreement) as Wells Fargo shall reasonably request.

(ii) Definitive agreements and related documents for all acquisitions or divestitures pending between Company or any Company Subsidiary and any person and closing files for all acquisitions or divestitures completed between Company or any Company Subsidiary and any person.

(w) Termination of Agreements. Company shall use its best efforts to amend and terminate the contracts listed on Schedule 4(w) on the terms set forth on Schedule 4(w). Company shall use its best efforts to cause such actions to be completed prior to the mailing to shareholders of the Company of the “prospectus” as contemplated by paragraph 5(c) (“Mailing Date”), but in no event later than the Closing Date. Any action taken by Company in compliance with this paragraph 4(w) shall not constitute a Material Adverse Event.

5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

(a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

(b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

(c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders’ meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the “Prospectus”), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the written information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

(d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the NYSE and the Chicago Stock Exchange and use its best efforts to effect said listings.

(e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger

Agreement will, upon such issuance to said shareholders pursuant to this Agreement and the Merger Agreement, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of all liens, claims, and encumbrances. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the shareholders of Wells Fargo or any other person or entity.

(f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

(g) Approvals. Wells Fargo will take all necessary corporate and other action and, as promptly as practicable, file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company, including, but not limited to, any documents or agreement required to be filed with the FRB, DFI and under the CGCL. Wells Fargo will consult with the Company with respect to all material permits, consents, approvals and authorizations of all regulatory authorities necessary or advisable to consummate the transactions contemplated hereby. The Company will have the right to review, if reasonably practicable, in advance, and promptly comment on the non-confidential portions of such applications. Wells Fargo will inform the Company, as promptly as reasonably practicable (and supply Company with a copy of) of receipt of any material non-confidential communication from any regulatory authority regarding the transactions contemplated hereby and advise the Company, to the extent reasonably practicable, in advance, of any meeting of conference with any regulatory authority relating to the receipt of any material permits, consents, approvals, or authorizations of any regulatory authorities required in connection with the transactions contemplated by this Agreement.

(h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company’s Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law or regulation, or which may be required for disclosure in the proxy, and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers, it being agreed that such documents and information of Company and Company Subsidiaries shall be treated as provided in the letter agreement dated October 17, 2006 between Company and Wells Fargo.

(i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the CGCL as reasonably acceptable to the Company.

(j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

(m) Indemnification.

(i) From and after the Effective Date of the Merger until five (5) years thereafter, Wells Fargo shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an “Indemnified Party” and, collectively, the “Indemnified Parties”), to the same extent as Company is obligated to indemnify, defend and hold harmless the Indemnified Parties in Company’s articles of incorporation or bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case or under any indemnification agreements between Company and its officers and directors (including any indemnification agreements between Southwest Community Bancorp and its former officers and directors), true and accurate copies of which have been provided to Wells Fargo and as in effect immediately prior to the Effective Time, with respect to claims arising from facts or events that occurred on or before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of the rights to indemnification and limitations on liability of the Company or any Company Subsidiary shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained in this Agreement shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

(ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such

Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it/them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter;

(iii) Wells Fargo shall maintain in effect for six (6) consecutive years commencing on and continuing after the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries on the date hereof (provided that Wells Fargo may substitute thereof policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the directors and officers of the Company insured under such policies) for acts or omissions occurring at or prior to the Effective Time; provided, however, that in no event shall Wells Fargo be required to pay in excess of two hundred fifty percent (250%) of the annual premium most recently paid by the Company or any Subsidiary for such coverage; provided, further, that notwithstanding the foregoing, in the event such coverage is not available (or is only available for an amount in excess of two hundred fifty percent (250%) of the annual premium most recently paid by the Company for such coverage), Wells Fargo shall nevertheless use reasonable best efforts to provide such coverage as may be obtained for such two hundred fifty percent (250%) amount.

(iv) In the event Wells Fargo or Company (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Wells Fargo shall cause proper provisions to be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this paragraph 5(m).

(v) The obligations of Wells Fargo under this paragraph 5(m) shall not be terminated or modified in such a manner as to, nor shall Wells Fargo take any other action that would, adversely affect or otherwise diminish the rights of any Indemnitee to whom this paragraph 5(m) applies without the consent of such affected Indemnitee.

(n) Form S-8. Wells Fargo shall (i) within five (5) business days of the Effective Date of the Merger, register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Wells Fargo Common Stock issuable pursuant to the Substitute Options and Warrants, (ii) cause such shares to be authorized for listing on the NYSE and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 not qualified as to materiality be shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole and the representations qualified as to materiality shall be true and correct as if made at the Time of Filing; provided, however, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing Date; and provided further, however, that this condition precedent set forth in this paragraph 6(a) shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have a Material Adverse Effect (“Wells Fargo Standard”).

(b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

(c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6, accompanied by a certificate executed by a duly authorized officer of Wells Fargo calculating the Wells Fargo Measurement Price and the Merger Exchange Ratio, which certificate shall be reasonably acceptable to Company.

(d) Shareholder Approvals. The Merger, this Agreement, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s articles of incorporation, bylaws, and the CGCL. The number of Perfected Dissenting Shares shall not exceed the threshold necessary to deliver the tax opinion set forth in paragraph 6(h) herein.

(e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

(f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the NYSE and the Chicago Stock Exchange.

(h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor, and decreased by the amount of any money received and increased by the amount of any gain recognized; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger. In issuing such opinion, counsel to Company may rely on customary written representations and warranties of Wells Fargo and Merger Co. as to certain matters contained in such opinion.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Material Adverse Change. Since September 30, 2006, except as set forth in the Schedules hereto or the Wells Fargo Reports filed with the SEC prior to the date hereof, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Wells Fargo.

(k) Stock Options. Wells Fargo shall have taken all actions necessary to assume the Company Stock Options.

7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof not qualified as to materiality shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole and the representations contained in paragraph 2 hereof qualified as to materiality shall be true and correct as if made at the Time of Filing; provided, however, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing Date; and provided further, however, that this condition precedent set forth in this paragraph 7(a) shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect, other than Company’s representations and warranties contained in paragraph 2(c), which shall be true and correct in all material respects (“Company Standard”).

(b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

(c) Shareholder Approvals. The Merger, this Agreement, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s articles of incorporation, bylaws, and the CGCL. The number of Perfected Dissenting Shares shall not exceed ten percent (10%) of the shares of Common Stock outstanding as of the date of the meeting of shareholders of the Company to approve the Merger as required by paragraph 4(c).

(d) Company’s Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7, accompanied by a certificate of the inspector of election and secretary or assistant secretary of the Company as to the results of the vote of shareholders of the Company to approve the Merger, this Agreement, and the Merger Agreement.

(e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo and the Wells Fargo Subsidiaries, taken as a whole.

(f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company’s or such Company Subsidiary’s business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation by it of the Merger.

(g) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares, stock appreciation rights, and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares, or other share-equivalents (including specifically Company Stock Options and Warrants) shall not have exceeded 24,000,000 (less shares of Company Common Stock that would have been issuable pursuant to Company Stock Options and Warrants that are cancelled or forfeited between the date hereof and the Effective Time and as adjusted for any stock dividends, stock splits, and the like). All Warrants not exercised as provided in paragraph 4(s) shall have been cancelled and become null and void.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Material Adverse Change. Since, September 30, 2006, except as set forth in the Schedules hereto or the Company Reports filed with the SEC prior to the date hereof, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on the Company.

(k) Resignations. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

(l) Contracts. The contracts listed on Schedule 4(w) shall have been terminated on the terms set forth in Schedule 4(w).

8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger (“Company Employees”) shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

(a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger) (the “Benefits Conversion Date.”

Medical Plan

Dental Plan

Vision Plan

Short Term Disability Plan

Long Term Disability Plan

Long Term Care Plan

Flexible Benefits Plan

Basic Group Life Insurance Plan

Group Universal Life Insurance Plan

Dependent Group Life Insurance Plan

Business Travel Accident Insurance Plan

Accidental Death and Dismemberment Plan

Salary Continuation Pay Plan

Paid Time Off Program

It is intended that the transition from Company’s Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such Plan immediately following the Benefit Conversion Date; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan that would provide such Company Employee with benefits after the Effective Time of the Merger or who has an employment, change in control or severance agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement.

(b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the “401(k) Plan”), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, or to any predecessor-in-interest of Company or the Company Subsidiaries to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the “Cash Balance Plan”) under the terms thereof, subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Company Employee’s past service with Company or any Company Subsidiary or any predecessor-in-interest of Company or the Company Subsidiaries for any purpose under the Cash Balance Plan. Therefore, each Company Employee shall be eligible for participation, as a new employee, in the Cash Balance Plan pursuant to the terms thereof.

Each Company Employee shall be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

9. Termination of Agreement.

(a) This Agreement may be terminated at any time prior to the Time of Filing:

(i) by mutual written consent of the parties hereto;

(ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by September 30, 2007 (the “Termination Date”) unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; provided however, that if all approvals set forth in paragraph 6(e) hereof have been received, then the date that is one (1) day after the date that all waiting periods, if any, shall expire shall be deemed to be a later date approved in writing by the Company and Wells Fargo for purposes of this Agreement; or

(iii) by Company or Wells Fargo upon written notice to the other party if (A) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, (B) any approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement is denied by final, nonappealable action of such governmental authority unless such failure to obtain the requisite Federal Reserve Board or other governmental agency approval shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party or (C) the shareholders of the Company fail to vote their approval of the Agreement and the Merger Agreement at the shareholders’ meeting where the transaction was presented to such shareholders for approval and voted upon, except as provided in paragraph 9(a)(v) below; or

(iv) by either Wells Fargo or Company upon written notice to the other party, if the Board of Directors of Company shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this paragraph 9(a)(iv) unless (A) it has not breached any covenant contained in paragraph 4(h) and (B) it delivers to Wells Fargo the fee as provided in paragraph 9(c) below. As used in this Agreement, (1) “Takeover Proposal” means a bona fide proposal or offer by a person (“Third Party”) to make a tender or exchange offer, or to engage in a merger, consolidation, or other business combination involving Company or to acquire in any manner, in each case, a fifty percent (50%) or greater equity interest in, or all, or acquisition of all or substantially all of the assets of, Company, and (2) “Superior Proposal” means a Takeover Proposal that the Board of Directors of Company determines in its good faith judgment, after consideration of all relevant material terms of such proposal and after taking into account the advice of outside legal counsel and financial advisor, is more favorable to Company and its shareholders (in their capacity as shareholders) from a financial point of view than the transactions contemplated hereby and for which financing (to the extent applicable) the Board of Directors in its good faith judgment concludes is reasonably likely to be obtained by such Third Party;

(v) by Wells Fargo upon written notice to Company if (A) the Board of Directors of Company fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby; provided that any communication to Company shareholders with respect to a Takeover Proposal, other than a communication permitted by Rule 14d-9(f) or a recommendation against such Takeover Proposal, shall be deemed to be a failure to recommend, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a Third Party shall have made a proposal to Company or Company’s shareholders to engage in an Acquisition Event and such proposal has been publicly announced, the transactions contemplated hereby are not approved at the meeting of Company shareholders contemplated by paragraph 4(c), or (C) Company has failed to comply with its obligations under paragraph 4(c) (other than as described in paragraph 9(a)(v)(A) above). “Acquisition Event” means any of the following: (A) a merger, consolidation or similar transaction involving Company or Bank or any successor to Company or Bank, (B) a purchase, lease or other acquisition in one or a series of related transactions of assets of Company or any of its Subsidiaries representing twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing twenty-five percent (25%) or more of the voting power of Company or Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo;

(vi) by the Company, upon written notice to Wells Fargo, if (A) there shall have been a breach by Wells Fargo of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Wells Fargo, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 6(a) (after application of the Wells Fargo Standard) or (b), and which breach has not been cured within sixty (60) days following written notice thereof to Wells Fargo or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 6 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date; or

(vii) by Wells Fargo, upon written notice to Company, if (A) there shall have been a breach by Company of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 7(a) (after giving effect to the Company Standard) or (b), and which breach has not been cured within sixty (60) days following written notice thereof to the Company or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 7 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wells Fargo to comply with its obligations under this Agreement) and Wells Fargo has not waived such condition on or before the Closing Date; or

(viii) By the Board of Directors of the Company, upon written notice to Wells Fargo at any time during the five (5) day period commencing on the first day after the Condition Date, if both of the following conditions are satisfied:

(A) the Wells Fargo Measurement Price as of the Condition Date shall be $29.32047 or less; and

(B)(1) the quotient obtained by dividing the Wells Fargo Measurement Price as of the Condition Date by the Starting Price (such number being referred to herein as the “Wells Fargo Ratio”) shall be less than (2) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.25 from the quotient in this paragraph 9(viii)(B) (such number being referred to herein as the “Index Ratio”);

subject, however, to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Wells Fargo; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) day period. During the three (3) day period commencing with its receipt of such notice, Wells Fargo shall have the option to elect to increase the Merger Exchange Ratio to equal the quotient obtained by dividing (1) the product of $29.32047 and the Merger Exchange Ratio (as then in effect) by (2) the Wells Fargo Measurement Price as of the Condition Date. If Wells Fargo makes such an election within such three (3) day period, it shall give prompt written notice to the Company of such election and of the revised Merger Exchange Ratio, whereupon no termination shall have occurred pursuant to this paragraph 9(a) and this Agreement shall remain in effect in accordance with its terms (except as the Merger Exchange Ratio shall have been so modified), and any references in this Agreement to “Merger Exchange Ratio” shall thereafter be deemed to refer to the Merger Exchange Ratio as adjusted pursuant to this paragraph 9(c).

For purposes of this paragraph 9(c), the following terms shall have the meanings indicated:

“Average Index Price” means the average of the Index Prices for the ten (10) consecutive full NYSE trading days ending at the close of trading on the Condition Date.

“Index Group” means the 25 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been since the Starting Date and before the Condition Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding twenty-five percent (25%) of Wells Fargo’s market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determine the Index Price. The twenty-five (25) bank holding companies and the weights attributed to them are as follows:

Company	Weighting (%)
Bank of America Corporation	24.83%
BB&T Corporation	2.98%
Capital One Financial Corporation	1.68%
Colonial BancGroup, Inc.	0.85%
Comerica Incorporated	0.88%
Commerce Bancorp, Inc.	1.03%
Compass Bancshares, Inc.	0.72%
Fifth Third Bancorp	3.08%
First Horizon National Corporation	0.69%
Huntington Bancshares Incorporated	1.31%
JPMorgan Chase & Co.	19.14%
KeyCorp	2.22%
M&T Bank Corporation	0.61%
Marshall & Ilsley Corporation	1.41%
National City Corporation	3.32%
Northern Trust Corporation	1.20%
PNC Financial Services Group, Inc.	1.62%
Regions Financial Corporation	2.51%
State Street Corporation	1.83%
SunTrust Banks, Inc.	2.01%
Synovus Financial Corp.	1.79%
U.S. Bancorp	9.73%
Wachovia Corporation	8.73%
Washington Mutual, Inc.	5.22%

Company	Weighting (%)
Zions Bancorporation	0.59%

100.00%

“Index Price” on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

“Starting Date” means the last full NYSE trading day ending prior to the date of execution of this Agreement.

“Starting Price” shall mean the last sale price per share of Wells Fargo Common Stock on the Starting Date, as reported on the NYSE.

If Wells Fargo or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Condition Date, the prices for the common stock of such company shall be appropriately adjusted for purposes of applying this paragraph 9(c).

(b) Except as provided in paragraph 9(c) hereof, termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or fraud, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination. Except as provided in the foregoing sentence, neither party will have any liability or further obligation as a result of termination of this Agreement.

(c) If this Agreement is terminated pursuant to paragraph 9(a)(iv), Company shall pay to Wells Fargo a fee equal to $17,500,000 at the time the notice of termination is delivered. If this Agreement is terminated by Wells Fargo pursuant to paragraph 9(a)(ii) and the meeting of shareholders as contemplated by paragraph 4(c) has not been held by the Termination Date or if this Agreement has been terminated pursuant to paragraphs 9(a)(v) or 9(a)(vii), and (y) in the case of a termination pursuant to paragraphs 9(a)(ii), 9(a)(v)(C), or 9(a)(vii) at the time of such termination a Takeover Proposal is pending from a Third Party, and (z) prior thereto or within twelve (12) months after such termination:

(i) Company or any successor to Company shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition shall have occurred; or

(ii) The Board of Directors of Company shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Company approve or accept any Acquisition Event, the Company shall promptly, but in no event later than five (5) business days after the first of such events shall have occurred, pay Wells Fargo a fee equal to $17,500,000.

Payment of the Termination Fee to Wells Fargo pursuant to this paragraph 9, shall be the sole and exclusive liability of the Company and the sole remedy of Wells Fargo for any termination of this Agreement as set forth in paragraph (c) of this paragraph 9, or the actions, events, occurrences or circumstances giving rise to any such termination. Company and Wells Fargo agree that the agreements contained in this paragraph 9 are an integral part of the transactions contemplated by this Agreement, and without such agreements, Company and Wells Fargo would not have entered into this Agreement and that such amounts do not constitute a penalty in the event of a breach of this Agreement by Company.

10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

12. Third Party Beneficiaries. Except as otherwise provided in paragraphs 5(m) and 5(n) hereof with respect to indemnification and insurance of directors and officers and the preparation of a Form S-8 and registration statement for the holders of Warrants and Stock Options, and paragraph 8 with respect to employee benefits, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (a) delivered in person, or (b) shall be mailed by first class registered or certified mail, postage prepaid, or (c) shall be sent by facsimile, or (d) shall be sent by reputable overnight courier service addressed as follows:

If to Wells Fargo:

Wells Fargo & Company

Wells Fargo Center

MAC N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Attention: Office of Corporate Secretary

Fax No.: (612) 667-6082

If to Company:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Frank Mercardante

         Angelee J. Harris, Esq.

Fax No.: (916) 329-9238

With a copy to:

Manatt, Phelps & Phillips, LLP

695 Town Center Drive

Costa Mesa, California 92626

Attention: John C. Grosvenor, Esq.

                 Craig D. Miller, Esq.

Fax No.: (714) 371-2550

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(m), 5(n), and 10 shall survive the Merger.

20. Control of Other Party’s Business. Nothing contained in this Agreement shall give Wells Fargo, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

21. “Material Adverse Effect” means, when used in connection with Wells Fargo or the Company, any change, effect, occurrence, or circumstance that individually or in the aggregate (a) has or reasonably could be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than such changes, effects or circumstances attributable to (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general or in the industries and markets in which the Company or Wells Fargo, as the case may be, conduct their respective businesses, except to the extent the Company or Wells Fargo, as the case may be, is materially and disproportionately affected thereby; (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental entities, (iii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iv) the announcement or pendency of the Merger; (v) any change in required action taken by the Company with Wells Fargo’s prior written consent or any change in required action taken by Wells Fargo with the Company’s prior written consent; (vi) any change in the trading price or trading volume of a party’s common stock in and of itself; (vii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections, or forecasts of revenue, net income, or any other measure of financial performance; or (viii) any action taken or omission made pursuant to the obligations set forth in this Agreement (it being understood that, with respect to clause (vi) that the facts or circumstances giving rise or contributing either to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

22. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

23. Specific Performance. The parties hereto agree that legal damages would be inadequate and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY

By	/s/ Bruce E. Helsel
Its	Senior Vice President

PLACER SIERRA BANCSHARES

By	/s/ Frank J. Mercardante
Its	Chief Executive Officer